Exhibit 8.2

Postbus 7113	Amsterdam, [•] April 2007
1007 JC Amsterdam
Strawinskylaan 1999
1077 XV Amsterdam
T+31 20 71 71 000
F+31 20 71 71 111

Chris Warner	Eurand N.V.
T: +31 71 71 693	Fred. Roeskestraat 123
F: +31 71 71 329	1076EE Amsterdam
chris.warner@nautadutilh.com

Ladies and Gentlemen,

Eurand N.V. – Registration Statement

This opinion letter is rendered by NautaDutilh N.V. to Eurand N.V., a public company with limited liability (naamloze vennootschap) (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of Form F-1 relating to the offering of shares in the Company (“Registration Statement”).

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

We have acted as legal counsel as to Netherlands Law to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement.

This opinion letter is addressed solely to you. It may only be relied upon by you. We hereby consent to use this opinion as an exhibit to the Registration Statement and to reference to us under the heading “Legal Matters”. By giving such consent, we do not admit that we are in the categority of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

In rendering the opinions expressed in this opinion letter, we have exclusively

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

reviewed and we have relied upon the Registration Statement, a draft of which was sent to us by email on 4 April 2007. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of Netherlands tax law as at today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands tax law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as these rules are directly applicable in the Netherlands. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands tax law subsequent to today’s date.

This opinion letter may only be relied upon on the condition that you accept that it is governed by Netherlands law and our general conditions and that any issues of interpretation or liability arising out of or in connection with this opinion letter and any other matters in relation to our acting as counsel to the Company, on whatever basis, are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the English terms used to describe these concepts,  as such English terms may exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

Based upon and subject to the foregoing and to any matters, documents or events not disclosed to us, we are of the opinion that the statements in the Registration Statement  under the headings “Material Netherlands Tax Consequences for Holders of Ordinary Shares” (including and subject to the first paragraph under the heading “Taxation”), to the extent that they purport to constitute summaries of Netherlands tax law and do not relate to factual statements, fairly summarise the matters described therein in all material respects.

Yours faithfully,

NautaDutilh N.V.

Chris Warner